Exhibit 99.2

GENERAL ELECTRIC CAPITAL CORPORATION PROVIDES FURTHER INFORMATION REGARDING EXCHANGE OFFERS

NORWALK, CT, February 17, 2010 – On February 2, 2010, General Electric Capital Corporation (“GE Capital”) announced the commencement of offers to exchange:

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Any and all of its outstanding $2,500,000,000 6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067 for a corresponding liquidation amount of new 6.375% Fixed to Floating Rate Trust Securities of GE Capital Trust I;

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Any and all of its outstanding EUR 1,500,000,000 5.500% Fixed to Floating Rate EUR Subordinated Debentures due 2067 for a corresponding liquidation amount of new 5.500% Fixed to Floating Rate EUR 2067 Trust Securities of GE Capital Trust II;

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Any and all of its outstanding GBP 600,000,000 6.500% Fixed to Floating Rate GBP Subordinated Debentures due 2067 for a corresponding liquidation amount of new 6.500% Fixed to Floating Rate GBP 2067 Trust Securities of GE Capital Trust III;

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Any and all of its outstanding EUR 950,000,000 4.625% Fixed to Floating Rate EU Subordinated Debentures due 2066 for a corresponding liquidation amount of new 4.625% Fixed to Floating Rate EUR 2066 Trust Securities of GE Capital Trust IV; and

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Any and all of  its outstanding GBP 400,000,000 5.500% Fixed to Floating Rate GBP Subordinated Debentures due 2066 for a corresponding liquidation amount of new 5.500% Fixed to Floating Rate GBP 2066 Trust Securities of GE Capital Trust V.

Earlier today, GE Capital announced that all holders who validly tender Debentures on or prior to 11:59 p.m., New York City time, in the case of the US dollar denominated Debentures, and 11:59 p.m., London time, in the case of each other series of Debentures, on March 2, 2010 and who do not withdraw such tenders in accordance with the applicable offer will be eligible to receive total exchange consideration equal to 1% of the principal amount of the Debentures so tendered and not withdrawn along with a like liquidation amount of applicable Trust Securities. All other terms and conditions of the respective offers remain unchanged.

GE Capital has also provided the following data concerning the exchange offers.  As of 5:00 p.m., New York City time, on February 16, 2010, Debentures in the following approximate aggregate principal amounts have been validly tendered and not withdrawn pursuant to the offers:

•	$801,772,000 in the case of the 6.375% USD Debentures due 2067;
•	€598,361,000 in the case of the 5.500% EUR Debentures due 2067;
•	£91,670,000 in the case of the 6.500% GBP Debentures due 2067;
•	€702,746,000 in the case of the 4.625% EUR Debentures due 2066; and
•	£124,710,000 in the case of the 5.500% GBP Debentures due 2066.

The offer to exchange the US dollar denominated Debentures is being made pursuant to the Registration Statement on Form S-4 filed by GE Capital with the Securities and Exchange Commission and the related letter of transmittal.  The Registration Statement has not yet been declared effective by the Securities and Exchange Commission.

This communication is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange.  Any such offer or solicitation shall be made solely by means of the Registration Statement and related letter of transmittal in the case of the US dollar denominated Debentures.  Trust Securities issued in exchange for each other series of Debentures have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.